SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is entered into by and between Sirius Global Services LLC (collectively with its parents, subsidiaries and affiliates, the “Company”) and Vievette Henry (“you,” and together with the Company collectively referred to as the “Parties”).

1.Separation of Employment. Your employment with the Company will terminate as a result of a corporate realignment at the close of business on October 22, 2022 (the “Separation Date”). You acknowledge and agree that, as of the Separation Date, you shall be deemed to have resigned from any and all offices, boards (or similar governing bodies) and committees of the Company. You agree to execute such documents and instruments as may be reasonably necessary or appropriate to effectuate such resignation(s). On the Company’s next available regular payroll date after the Separation Date, the Company will pay your salary through the Separation Date, subject to required payroll deductions and withholdings. You are entitled to this payment of salary whether or not you sign this Agreement.
2.Separation Payments and Benefits. In consideration of your acceptance of and compliance with the terms and conditions of this Agreement, the Company agrees to provide you with the payments and benefits set forth in Paragraphs 2(a) and (b) below (collectively referred to as “Separation Payments and Benefits”):
(a)    A payment in the total aggregate amount of One Million, Four Hundred and Two Thousand, Five Hundred Dollars ($1,402,500.00) to be paid as follows:
(i) Seven Hundred, Seventy-Four Thousand, Five Hundred Dollars ($774,500.00), less all applicable income tax withholdings and deductions, payable to “Vievette Henry,” for which a Form W-2 will issue to you;
(ii) Six Hundred Thousand Dollars ($600,000.00) payable to “Vievette Henry” for alleged emotional distress damages, for which a Form 1099 will issue to you; and
(iii) Twenty Eight Thousand Dollars ($28,000.00), for attorney fees, payable to “Kraus & Zuchlewski LLP, as attorneys for Vievette Henry,” for which Forms 1099 will issue to both you and Kraus & Zuchlewski LLP.
(iv) The payments listed in Paragraphs 2(a)(i) through (iii) shall be made within thirty (30) days of the date you sign and return this Agreement.
(b)    With respect to your equity holdings in the Company, the parties acknowledge and agree as follows:
(i) Your equity compensation awards (in the form of RSAs, RSUs, PSUs and stock options) are set forth in Schedule 1 attached hereto (“Equity Awards”).
(ii) The unvested RSAs and RSUs set forth in column M of Schedule 1 shall vest on or within thirty (30) days of the Separation Date (the “Vested RSAs & RSUs”). The Vested RSAs & RSUs shall be released and delivered to you in equal installments on or within sixty (60) days of the anniversary dates of the respective Grant Dates of the Vested RSAs & RSUs, with the final installment of each of the Vested RSAs & RSUs to be released and delivered on or within sixty (60) days of the corresponding Restricted Period End Date set forth in Schedule 1.
(iii) All PSUs and stock options shall be forfeited and cancelled as of the Separation Date.

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(iv) Except as modified by this Paragraph 2(c), your rights and obligations concerning the Equity Awards shall be governed by the terms of the applicable grant agreements, grant notices and/or equity compensation plans.
(c)    In the event of an inquiry from a government entity regarding the tax treatment of the payments made to you pursuant to Paragraph 2 of the Agreement, you and the Company agree to cooperate in good faith in responding to such inquiry.
(d)    You acknowledge and agree that, other than as set forth above, no compensation, wages, bonuses, commissions, benefits, awards or other payments are due to you arising from or relating to your employment with the Company or the termination of your employment. You further acknowledge and agree that the payments and benefits provided to you under this Agreement reflect any and all separation and/or severance payments or benefits to which you may have been entitled under any applicable plan, policy, practice, or agreement.
3.General Release and Waiver of All Claims. In consideration for the payments and benefits described in this Agreement, you on your own behalf and on behalf of your successors, heirs, beneficiaries, agents, assigns, and representatives (collectively, the “Releasors”) voluntarily, knowingly and willingly release, to the fullest extent permitted by law, the Company and its past and present parents, subsidiaries, predecessors, affiliated entities and successors and assigns, together with each of those entities' past and present officers, directors, partners, shareholders, employees, agents, representatives, fiduciaries, insurers and reinsurers, administrators, and employee benefit plans and programs, both individually and in their business capacities (collectively, the "Releasees"), from any and all known and unknown claims, complaints, causes of action, demands or rights of any nature whatsoever which any Releasor now has or in the future may have against any Releasee, of whatever kind or nature arising out of any actions, inactions, conduct, decisions, behavior, or events occurring on or prior to the date you sign this Agreement, whether known or unknown, including, without limitation, any and all claims of discrimination, harassment, whistleblowing or retaliation (whether based on federal, state, local or other law, whether statutory or decisional), including without limitation claims under Title VII of the Civil Rights Act of 1964 (“Title VII”); the Civil Rights Act of 1991; Section 1981 of the Civil Rights Acts of 1866; the Pregnancy Discrimination Act; the Family and Medical Leave Act (“FMLA”); the Americans with Disabilities Act of 1990 (“ADA”); the National Labor Relations Act (“NLRA”); the Labor Management Relations Act (“LMRA”); the Lilly Ledbetter Fair Pay Act; the Employee Retirement Income Security Act (“ERISA”); the Worker Adjustment and Retraining Notification (“WARN”) Act; the Fair Credit Reporting Act (“FCRA”); the Occupational Safety and Health Act (“OSHA”); the Health Insurance Portability and Accountability Act (“HIPPA”); the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the Genetic Information Nondiscrimination Act of 2008 (“GINA”); the Immigration Reform and Control Act of 1986 (“IRCA”); the Equal Pay Act of 1963 (“EPA”); the Uniform Trade Secrets Act; (“UTSA”); Sections 1981 through 1988 of Title 42 of the United States Code; the Rehabilitation Act; the Older Workers Benefit Protection Act (“OWBPA”); provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act); the New York State Human Rights Law; the New York State Labor Law; the New York State Whistleblower Laws; the New York State Equal Rights Law; the New York State Wage Theft Prevention Act; the New York City Human Rights Law; the New York City Administrative Code; and any other federal, state, local or other law, rule, regulation, constitution, code, guideline or ordinance; any public policy, contract (oral or written, express or implied), tort, or common law; any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; and any other basis for recovering costs, fees, or other expenses, including but not limited to attorneys' fees and/or costs. It is your intent to release all claims against Releasees that can legally be released by you.
4.Exclusions from General Release and Waiver of Claims.

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(a)Nothing in this Agreement limits your right to bring an action to enforce the terms of this Agreement.
(b)The General Release and Waiver of Claims contained in Paragraph 3 above does not include a release of any claims: (i) that may arise after you sign this Agreement, including the right to enforce this Agreement; (ii) which cannot be waived as a matter of law, including your rights to COBRA, workers compensation, and unemployment insurance (the application for which shall not be contested by the Company); (iii) to vested benefits under any employee benefit, savings, insurance, or pension plan of the Company; and (iv) to indemnification, contribution, and advancement or defense in accordance with the terms of the Company by-laws, articles of incorporation, liability insurance coverage, or applicable law.
(c)Nothing in this Agreement prohibits or restricts you from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization, including, but not limited to, the Securities and Exchange Commission (“SEC”) and the Equal Employment Opportunity Commission, (ii) as required by court order or subpoena (clause (i) and clause (ii), collectively, a “Government Action”), or (iii) otherwise from providing any other disclosure required by law in connection with any Government Action. However, you hereby waive all rights to personally recover any compensation, damages, and other relief in connection with any such Government Action, except that you do not waive any right you may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.
(d)In accordance with the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

5.No Admission of Wrongdoing. You agree that the Company and Releasees do not admit, but in fact deny, any wrongdoing or violation of any law. The existence and execution of this Agreement shall not be considered, and shall not be admissible, in any proceeding as an admission by the Company or Releasees of any liability, error, violation or omission.

6.No Other Proceedings or Claims. You affirm that you are not a party to, and have not filed, any claim, complaint, or action against the Company or any Releasee in any forum. You affirm that you have not complained of, and are not aware of, any fraudulent activity or any acts which would form the basis of a claim of fraudulent or illegal activity by the Company or any of its officers, directors or employees and that you have disclosed to the Company any information you have concerning any conduct involving the Company, any of its affiliates or any of its or their respective officers, directors, or employees that you have any reason to believe may be unlawful.

7.Restrictive Covenants. The Third Point Reinsurance Ltd. Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), attached hereto as Exhibit A, shall remain in effect in accordance with its terms except as modified as follows: provided that during your employment you fully complied with and following the Separation Date you continue to fully comply with: (a) any nondisclosure obligations that may apply to you, including the nondisclosure obligation in Paragraph 9 of this Agreement and in Paragraph 1 of the Restrictive Covenant Agreement, and (b) the non-solicitation obligations in the Restrictive Covenant

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Agreement (which expire one year from the Separation Date), the Company agrees to waive your “Noncompetition” obligations set forth in Paragraph 1(a) of the Restrictive Covenant Agreement. To the extent the Company learns or has a good faith basis to believe you have breached any of your nondisclosure and/or non-solicitation obligations, the Company reserves all rights to enforce the "Noncompetition” obligation in the Restrictive Covenant Agreement.

8.Non-Disparagement. You agree not to directly or indirectly take any actions or make any statements that criticize, ridicule, disparage or are otherwise derogatory to the Company or any of the Releasees or any of their respective products or services, financial status or businesses, or that damages or is intended to damage the Company or any of the Releasees in any of their respective business relationships. You also agree not to encourage the making of such statements or the taking of such actions by any third party. You agree to direct any inquiries from prospective employers to the Company’s Human Resources Department. In accordance with Company policy (of which the Company’s Legal and Human Resources departments are aware), the Human Resources Department will respond to such inquiries by only providing your dates of employment with the Company and position(s) held with the Company.

9.Confidential and Proprietary Information.

(a)You agree to refrain from disclosing any Confidential Information to any person or using any Confidential Information for your own benefit or the benefit of any third party. “Confidential Information” refers to confidential, proprietary or commercially sensitive information relating to the Company or its employees, board members, customers, vendors, or other business partners and their businesses, operations, or affairs, including, without limitation, strategic plans, formulations, protocols, processes, designs, formulae, ideas, know-how, test methods, evaluation techniques, patents, trade secrets, technical data, regardless of the form in which it is maintained or provided, orally or in writing, whether prepared by the Company, a third party or you, together with all analyses, compilations, notes and other documents.

(b)You further agree that the terms of this Agreement shall be considered Confidential Information and that you shall not disclose the existence of, or any information contained in, this Agreement to any person, other than (i) your spouse, (ii) as required by law, (iii) with the express written authority of the Company, (iv) for the purpose of obtaining confidential accounting, financial or legal advice, or (v) for the purpose of enforcing this Agreement. If you do tell your lawyer, financial advisor or any immediate family member about this Agreement or its contents, they must first agree to comply with the nondisclosure obligations described in the prior sentence.

10.Return of Company Property.

(a)As of the Separation Date, and before the Company is obligated to provide you with any portion of the Separation Payments and Benefits, you shall return to the Company all property the Company in your possession or control, including without limitation all materials, work product or documents containing or pertaining to Confidential Information, and including, without limitation, all computers (including laptops), cell phones, keys, PDAs, Blackberries, iPhones, Androids, iPads, credit cards, printers, facsimile machines, televisions, card access to any Company building, customer lists, reports, files, e-mails, work papers, memoranda, notes, formulae, tapes, programs, records and software, computer access codes or disks, instructional manuals, and other similar materials or documents which you used, received or prepared, helped prepare, or supervised the preparation of in connection with your employment with the Company (collectively, “Company Property”).
(b)You agree (i) not to use any Company Property or retain any copies, reproductions or excerpts of any Company Property, (ii) not to transmit to or store any Company Property on any personal or unauthorized electronic messaging systems or devices, and (iii) not to transmit any Company Property to any unauthorized person. Personal electronic messaging

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systems and devices include, but are not limited to, personal computers, laptops, e-mail accounts, cell phones, smartphones or other wireless devices, iPads, iPhones, Blackberrys, facsimile machines, instant messaging systems, and copy machines.
11.Intellectual Property / Work Product.
(a)For the purposes of this clause, “Intellectual Property” includes all Confidential Information, inventions whether patentable or not, patents, trademarks, formulae, service marks, designs, design rights, copyrights, utility models, applications for registration of any of the foregoing and the rights to apply for them in any part of the work, drawings, computer programs, trade secrets, processes, ideas, know-how and rights of a like nature arising or subsisting in the work, whether registered or unregistered.
(b)You agree that all of your work product, including all Intellectual Property, whether created solely or jointly with others, and including any moral rights therein, given, disclosed, created, developed or prepared in connection with your employment with the Company, shall be the sole and exclusive property of the Company. In the event that any such Intellectual Property or other work product does not vest by operation of law as the sole and exclusive property of the Company, you hereby irrevocably assign, transfer and convey to the Company, exclusively and perpetually, all right, title and interest which you may have or acquire in and to such Intellectual Property or other work product throughout the world. The Company and its affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to, all Intellectual Property or other work product without restrictions or liabilities of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company. You affirm that you have disclosed to the Company the creation or existence of any Intellectual Property or other work product and agree to take whatever additional lawful action may be necessary, and to sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to any Intellectual Property or other work product and any industrial or Intellectual Property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations). To the extent additional nominal consideration is required pursuant to applicable law, you agree that such nominal consideration shall be sufficient for the assignments described above.
12.Cooperation. You agree to make yourself available (with reasonable notice from the Company) and to cooperate in good faith with the Company at any time following the Separation Date in responding to inquiries and subpoenas and conducting investigations, whether involving the Company or a third party, as well as preparation for, and defense of, any lawsuit, arbitration, government inquiry or potential government inquiry, or any other action or proceeding filed or claim made against the Company, its agents, directors, officers and employees, whether currently pending or asserted in the future. The Company will fully reimburse you for reasonable out-of-pocket expenses incurred in connection with such cooperation provided they are pre-approved by the Company and properly documented. Such expenses include, but are not limited to, the monetary value of any paid time off from subsequent employment you must take in order to fulfill your duty to cooperate pursuant to this provision.
13.Breach of This Agreement and Equitable Relief.
(a)     You acknowledge and agree that the restrictions imposed on you by this Agreement, including the post-employment obligations set forth in the Restrictive Covenant Agreement, are fair and reasonably required for the protection of the Company. You acknowledge and agree that, if you breach this Agreement or the Restrictive Covenant Agreement, remedies at law will be inadequate to protect the Company. Therefore, you agree, without prejudice to any other rights and remedies otherwise available to the Company, that the Company shall be entitled to an injunction in the Company’s favor in connection with any such

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breach or violation without proof of irreparable harm. You expressly waive any security or bond that might otherwise be required in connection with such relief.
(b)    You further acknowledge and agree that the Company’s obligation to pay you any amount or provide you with any benefit or right pursuant to this Agreement is subject to your compliance with your obligations under this Agreement and those set forth in the Restrictive Covenant Agreement, as modified by this Agreement, and that, in the event of a material breach by you of the Restrictive Covenant Agreement or paragraph 8 or 9 of this Agreement: (i) you shall be obligated to immediately repay to the Company any and all of the Separation Payments and Benefits you have already received and (ii) to the extent you have not already received any of the Separation Payments and Benefits, you will forfeit your right to receive the Separation Payments and Benefits.
14.Taxes. The Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including, without limitation, under the Internal Revenue Code and/or any other federal, state, municipal, local or foreign laws. You shall be solely responsible for all taxes that result from any payments due to you under this Agreement. The Parties intend, to the maximum extent permitted under all applicable law, that this Agreement will be interpreted and administered to be exempt from or conform to the requirements of Internal Revenue Code Section 409A. The Agreement is intended to be exempt from or comply with the provisions of Code Section 409A so as to prevent the imposition of tax pursuant to Section 409A and shall be interpreted and/or amended to avoid a violation of 409A.

15.Assignment; Severability.
(a)You expressly agree that this Agreement shall be assignable by the Company to a successor to the Company or any of the businesses of the Company, and you hereby expressly consent to such assignment.
(b)    In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event one or more terms or provisions of this Agreement are deemed invalid or unenforceable by reason of being vague or unreasonable as to duration or scope of activities restricted or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. You agree and acknowledge that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

16.Entire Agreement and Waiver. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement between you and the Company with respect to the termination of your employment and supersedes all other correspondence, offers, proposals, promises, agreements or arrangements relating to the subject matter contained herein but does not supersede the Restrictive Covenant Agreement (except as amended by this Agreement) and/or any equity incentive plan(s) or grant agreement(s) that may apply to you (other than as amended by this Agreement). The failure of any Party to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any provision hereof or the right of either of the Parties to thereafter enforce each and every provision of this Agreement. You acknowledge that you have not relied on any representation, promise, or agreement of any kind made in connection with your decision to sign this Agreement, except for those set forth in this Agreement.

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17.No Modification. This Agreement may not be amended unless the amendment is in writing and signed by you and the General Counsel of the Company.
18.Governing Law; Consent to Jurisdiction. The terms of this Agreement shall for all purposes be enforced, governed by, and construed in accordance with the laws of the State of New York except to the extent preempted by federal law. Each Party consents and submits to the exclusive jurisdiction of the federal and state courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this Agreement.
19.Acknowledgments. By signing this Agreement, you acknowledge that:
(a)You have carefully read and understand this Agreement;
(a)The Company has advised you to seek legal counsel of your own choosing and/or to consult with any other advisors of your choice before signing this Agreement, and that the time afforded to you to consider the terms of this Agreement has provided you with a full and fair opportunity to thoroughly discuss all aspects of your rights;
(b)You have had a reasonable period of time to review and consider this Agreement before signing it;
(c)You understand the consequences of entering into this Agreement, including with respect to the general release and waiver in Paragraph 3, that this Agreement is LEGALLY BINDING, and by signing it you give up certain rights;
(d)As set forth in Paragraph 3 herein and except for excluded claims noted in Paragraph 4, you KNOWINGLY AND VOLUNTARILY RELEASE the Company and Releasees from any and all claims you may have, known or unknown, as of the date you sign this Agreement, in exchange for the benefits you have obtained in the Agreement, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;
(e)You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it by any person or party.
20.Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. You and the Company may execute this Agreement by executing any counterpart.
21.Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind your heirs, personal representatives, successors, and assigns. This Agreement inures to the benefit of the Company and its agents, directors, officers, employees, servants, successors, and assigns.
22.Construction. This Agreement shall not be construed in favor of one Party or against the other.
THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE ENTIRE AGREEMENT AND HAVE CONSULTED WITH THEIR RESPECTIVE ATTORNEYS AS TO ITS CONTENTS AND EFFECT, THAT THEY HAVE HAD A REASONABLE PERIOD OF TIME TO CONSIDER THIS AGREEMENT PRIOR TO ITS ACCEPTANCE, AND THAT THEY ENTER INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, you and the Company hereto knowingly and voluntarily execute this Agreement.

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    SIRIUS GLOBAL SERVICES LLC

    /s/ Scott Egan________________________
    Name: Scott Egan
    Title: Chief Executive Officer
    Date: November 14, 2022

/s/ Vievette Henry_________________
Vievette Henry
Date: October 24, 2022

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Schedule 1

EQUITY AWARDS CHART

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Exhibit A

Third Point Reinsurance Ltd.
Restrictive Covenant Agreement

This Employee Restrictive Covenant Agreement (the “Agreement”) is entered into by and between Third Point Reinsurance Ltd., a Bermuda exempted company limited by shares (the “Company”), and the undersigned (the “Executive”) effective as of the first day of the Executive’s employment with the Company pursuant to the letter agreement to which this Agreement is attached.

In consideration of the Executive’s employment by the Company and compensation and benefits to be provided pursuant to such employment, which the Employee acknowledges to be good and valuable consideration for the Executive’s obligations hereunder, the Company and the Employee hereby agree as follows:

1.    Confidentiality. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company and its respective subsidiaries (together, as of any such date, the “Company Group”), including but not limited to, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company Group reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the term of Executive’s employment and thereafter, the Executive will not, other than on behalf of the Company, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, that disclosure may be made to the extent required by law, regulation, or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Executive’s employment, the Executive will promptly supply to the Company (i) all property of the Company and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, or any other tangible product or document containing Confidential Information produced by, received by, or otherwise submitted to the Executive during or prior to the Executive’s employment.

a.     Noncompetition. By and in consideration of the Executive’s employment by the Company and the payments to be made and benefits to be provided by the Company in connection with the Executive’s employment, and further in consideration of the Executive’s exposure to the proprietary information of the Company Group, the Executive agrees that the Executive will not, during the Noncompetition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 2. Following termination of the Executive’s employment, upon request of the Company during the Noncompetition Term, the Executive shall notify the Company of the Executive’s then-current employment status.

b.     Nonsolicitation. During the Noncompetition Term, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company with any Restricted Person (as defined below), or (ii) endeavor to entice any Restricted Person away from the Company Group.

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c.     Nondisparagement. While the Executive is employment with the Company Group and thereafter, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company Group or any of its affiliates, directors, officers, or employees.

d.     Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements, and patentable or copyrightable works initiated, conceived, or made by the Executive, either alone or in conjunction with others, while employed by the Company and related to the business or activities of the Company Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments, or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents, or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group therein. These obligations shall continue beyond the conclusion of the Executive’s employment with the Company with respect to inventions, discoveries, improvements, or copyrightable works initiated, conceived, or made by the Executive during the Executive’s employment.

e.     Remedies. The Executive agrees that any breach of the terms of this Agreement would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Agreement are reasonable and necessary to protect the business of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such business. Should a court, arbitrator, or other similar authority determine, however, that any provisions of the covenants contained in this Agreement are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.

f.     Notice Under Federal Defend Trade Secrets Act. Executive is hereby notified in accordance with the Defend Trade Secrets Act that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure of a trade secret is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

g.     No Interference. Executive understands that nothing contained in this Agreement limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) or any other federal, state or local governmental agency or commission (“Governmental Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Governmental Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company.

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h.     Certain Definitions. For purposes of this Agreement:

i.     The “Noncompetition Term” shall mean the period beginning on the date of this Agreement and ending twelve (12) months following the Executive’s termination of employment.

ii.     “Restricted Enterprise” shall mean (x) on any date during the Executive’s employment, any person, corporation, partnership, or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group on such date, and (y) on and after the date of Executive’s termination, any person, corporation, partnership, or other entity that otherwise competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group as of the Termination Date.

iii.     “Restricted Person” shall mean any person who at any time during the Executive’s employment with the Company was an employee or customer of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group.

iv.     The “Territory” shall mean, as of any date, (x) the geographic markets in which the business of the Company Group is then being conducted by the Company Group and (y) any other geographic market as to which the Company Group has, during the twelve (12) months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company Group.

2.     At-Will Employment. Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the "at-will" status of the employment relationship between the Company Group and the Executive.

3.     No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

4.     Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and the Company Group, and each of their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

5.     Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

6.     Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

7.     Governing Law; Consent to Jurisdiction and Wavier of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and state courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this

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Agreement. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such action, suit, or proceeding and agrees that the mailing of process or other papers in connection with any such action, suit, or proceeding in any such manner as may be permitted by law shall be valid and sufficient service thereof. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15.

8.    Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

9.    Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

10.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

                            EXECUTIVE

/s/ Vievette Henry

                            Vievette Henry

                            THIRD POINT REINSURANCE LIMITED

                                /s/ Sid Sankaran
                            By:
                             Name: Sid Sankaran
                             Title: Chairman

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